EXHIBIT 99

[inTEST Corporation News Release Letterhead]

inTEST RAISES 2Q02 EPS GUIDANCE; EXPECTS REVENUES NEAR HIGH-END OF PRIOR GUIDANCE

CHERRY HILL, NJ, June 17, 2002 - inTEST Corporation (Nasdaq: INTT), a leading designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today raised guidance for the second quarter ending June 30, 2002. inTEST now expects to report revenues near the high-end of prior guidance of $10 million to $12 million, with a narrower second quarter net loss from operations in the range of ($0.02) to ($0.01) per diluted share, ahead of current First Call consensus of ($0.08) per diluted share.

The Company also announced that it expects to realize a one-time tax benefit relating to prior periods of approximately $600,000 or $0.07 per diluted share. Including the effect of the one-time tax benefit, inTEST expects to report second quarter net income of $0.05 to $0.06 per diluted share.

inTEST cited increased demand levels for its ATE interface solutions and temperature management products, which have been driven by improvements in the semiconductor industry, strength in the wireless end market, and increased demand for mixed signal, low power and flash memory devices. The Company's products are used by nearly every semiconductor manufacturer and ATE manufacturer worldwide to perform final testing of integrated circuits and wafers.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST said, "Overall, we are optimistic given the increased demand levels we are seeing. With April and May closed, our second quarter bookings level is already running ahead of the improved level we reported for the entire first quarter of 2002. We expect to achieve a positive book-to-bill for the second quarter in a row as demand levels return."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "We conducted a detailed analysis of our prior research and development spending from 1998-2001. It became apparent that we were not realizing the full benefits of tax credits provided under the U.S. tax code. We have taken the appropriate steps to address this and now expect to realize a one-time tax benefit of approximately $600,000 or $0.07 per diluted share in the current second quarter."

"The fact that we offer the greatest number of ATE interface products gives us a competitive advantage. inTEST is positioned for growth as the overall industry environment further improves," concluded Matthiessen.

About inTEST Corporation

inTEST Corporation is a leading designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021
Both of The Ruth Group, www.TheRuthGroup.com

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Forward-Looking Statements:

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for integrated circuits; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.